Exhibit 99.1

Alaska Communications Systems Reports First Quarter 2009 Results

Enterprise Segment Revenues Increase 51%

Wireless and Enterprise now Comprise 49% of Total Company Revenue

Reduces Headcount by Over 4% in the Quarter

Improves Capex Guidance through Identified Savings

ANCHORAGE, Alaska--(BUSINESS WIRE)--April 30, 2009--Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK) today reported financial results for its first quarter ended March 31, 2009.

“ACS continues to drive quality growth and manage costs carefully to drive value and assure long term success. For now, we are operating against a backdrop where consumer markets have softened, business cost pressures have heightened and corporate buy cycles have extended. But, our strategy of investing in Wireless and Enterprise serves us well, and our focus on the higher returning aspects of those markets is smart. When comparing Q109 to Q108, revenue declined by $0.8 million and EBITDA declined by $2.3 million, but the comparison is skewed by $5.1 million of out-of-period network access revenue and margin in 2008,” said Liane Pelletier, ACS president and chief executive officer.

“In the Enterprise segment, revenues grew 51%. We put commercial traffic on AKORN, our new submarine fiber, and on our second Anchorage to Fairbanks fiber and we now monitor these networks from both our Alaska and new Lower 48 network operations control centers. Additional Metro Ethernet and MPLS upgrades filled out the product portfolio for Alaska customers including those of the lower 48 carriers that completed installation of their Alaska network nodes in late March. April revenues from these carriers and other commercial and federal customers provide lift to the Enterprise business, where ACS today has modest share," noted Pelletier.

“Our Wireless business has been impacted by the broader economy, with gross demand off 37% from a year ago. Net subscriber counts are well below plan, but ACS remains disproportionately focused on the high returning segments with high credit quality, high data usage and high demands for network quality in and out of the state. In the quarter, ACS grew smart phones and mobile data key subscribers by 12%, and experienced an 11% increase in data ARPU, now at $6.77,” concluded Pelletier.

Financial Highlights: First Quarter 2009 Compared to First Quarter 2008

  Revenues of $96.0 million were down 0.8 percent from $96.8 million in the prior year.
    Enterprise revenues increased $4.0 million, or 51 percent.
    Wireless revenues increased $1.9 million, or 5.6 percent, with the current year benefiting from $1.4 million in out-of-period CETC.
    Retail wireline revenues declined by $0.7 million, or 2.9 percent, with gains in Internet revenue partially offsetting structural declines in lines served.
    Wholesale and network access revenues declined by $6.0 million with the prior year benefiting from $5.1 million in out-of-period network access versus only $0.4 million in the current year.
  EBITDA of $32.6 million was down from prior year EBITDA of $34.9 million, with gains in enterprise and out-of-period CETC receipts in the current year, partially offsetting an incremental $4.7 million in out-of-period network access revenue in the prior year.
  Net cash provided by operating activities of $28.0 million was up 12.4 percent from $24.9 million in the prior year.
  Net income of $0.8 million, or $0.02 per diluted share, compared to net income of $5.8 million, or $0.13 per diluted share in the prior year. Higher depreciation expense, due in part to our October 2008 acquisition of Crest Communications, is the major driver of reduced net income.

“Given the economic backdrop, it is essential that we maintain a laser focus on tightly managing cash outflows, and we have taken the steps necessary to secure meaningful savings,” said David Wilson, ACS executive vice president and chief financial officer. “Through effective vendor management, we will save $5 million from the completion of fiber builds contemplated in our 2009 growth capex program; we expect additional savings in our 2009 maintenance capex program which we now estimate will be below the 2008 level of $40 million; finally we continue to right size the organization, aligning headcount to match the shifts in the product portfolio: we exited the quarter with 946 FTEs, down over 4 percent from year end 2008.

“Beginning in early 2010, we expect to see the cash flow benefits from our stringent cost controls and a significant reduction in our net cash interest expense as some of our out-of-the-money interest rate swaps expire, starting with $135 million of notional value at December 31, 2009 and $85 million at March 31, 2010. Based on current interest rates, the roll off of these swaps will reduce net cash interest expense by almost $7.0 million per annum, providing additional liquidity in the short term and acting as a significant buffer against widened credit spreads in the longer term,” concluded Wilson.

Metric Highlights: First Quarter 2009 Compared to Fourth Quarter 2008

  Average retail wireless monthly churn of 2.4 percent was up from 2.1 percent in the fourth quarter with accelerated prepaid disconnects following a change in the expiration period of unused prepaid minutes to better match the policies adopted by national providers and higher ACS initiated churn for non payment accounting for 0.2 percent of the 0.3 percent increase.
  Retail wireless subscribers decreased by approximately 4,500 to 143,300*. Consistent with the overall retail sector, the Company continued to experience soft wireless sales in the first quarter. Performance was also impacted by accelerated prepaid disconnects and higher churn arising from company-initiated disconnects for non payment.
  Retail wireless ARPU increased to $62.89 from $60.41 with gains in CETC and data ARPU of $2.81 and $0.67 offsetting a $1.00 decline in voice ARPU. Data ARPU increased by 11.0 percent to $6.77 from $6.10.
  While DSL lines declined by 600 to 47,100, ISP ARPU increased by 1.8 percent to $33.83 from $33.24.
  Retail local access lines declined by 1.8 percent to 171,400.
  Total local access lines decreased by approximately 2.1 percent to 197,100.

2009 Business Outlook

For the full-year 2009, and as previously reported, ACS expects:

  Revenues and EBITDA to exceed 2008 levels; and
  Net cash interest expense of $36 million.

ACS is improving its outlook for capex:

  Maintenance capital expenditures are expected to be below rather than in-line with the $40 million spent in 2008; and
  Funding required for the turn up of AKORN; the upgrade of Northstar; and the start up of its second geographically diverse fiber route between Anchorage and Fairbanks is now expected to be $11 million rather than the $16 million previously reported.

* Prior period wireless subscriber counts have been adjusted to capture the impact of certain database clean up activities that reduced the December 31, 2008 retail subscriber count by 1,673. Additional details are included in a separate release issued by the Company on April 21, 2009.

Conference Call

The company will host a conference call and live webcast today at 5:00 p.m. Eastern Time. Parties in the United States and Canada can call 800-257-2101 to access the conference call. Parties outside the United States and Canada can access the call at 303-205-0066. The live webcast of the conference call will be accessible from the "Events Calendar" section of the company's website (www.alsk.com). The webcast will be archived for a period of 90 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run until Monday, May 4, 2009 at midnight ET. To hear the replay, parties in the United States and Canada can call 800-405-2236 and enter pass code 11130595. Parties outside the United States and Canada can call 303-590-3000 and enter pass code 11130595.

About Alaska Communications Systems

Headquartered in Anchorage, ACS is Alaska's leading provider of broadband and other wireline and wireless solutions to Enterprise and mass market customers. The ACS wireline operations include the state's most advanced data networks and the only diverse undersea fiber optic system connecting Alaska to the contiguous United States. The ACS wireless operations includes statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, ACS seeks to drive top- and bottom-line growth, while continually improving customer experience and cost structure through process improvement. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

Forward-Looking EBITDA Guidance

This press release includes information related to management's estimate of EBITDA for the year ending December 31, 2009. EBITDA, as defined by the company, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles (GAAP). Management believes that EBITDA provides useful information to investors about the company's performance because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying performance of the company's business operations. Management believes the most directly comparable GAAP measure would be "Net cash provided by operating activities." Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the company is not providing an estimate of year-end net cash provided by operating activities at this time.

Forward-Looking Statements

This press release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS' control. Such factors are, without limitation, adverse national economic conditions, including continuing disruption in the U.S. capital markets, adverse local economic conditions, including an unexpected downturn in the Alaskan oil and gas or tourism markets, changes in capital expenditures, or other factors affecting the company's ability to generate sufficient earnings and cash flows to continue to make dividend payments to its stockholders; the company’s ability to complete, manage, integrate, market, maintain, and attract sufficient customers to the products and services it may derive from the construction of AKORN and purchase and integration of Crest Communications Corporation; adverse changes in labor matters, including workforce levels and labor negotiations; disruption of our suppliers' provisioning of critical products or services; the impact of natural or man-made disasters; changes in company's relationships with large carrier or enterprise customers or its roaming partners; changes in revenue from Universal Service Funds; unforeseen changes in public policies; changes in accounting policies, including the Company’s application of regulatory accounting rules, which could result in an impact on earnings; or disruptive technological developments in the telecommunications industry. For further information regarding risks and uncertainties associated with ACS' business, please refer to the company's SEC filings, including, but not limited to, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of the company's SEC filings may be obtained by contacting its investor relations department at 907-564-7556 or by visiting its investor relations website at www.alsk.com.

Schedule 1

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2009	2008

Operating revenues:
Wireline	$ 60,451	$ 63,106
Wireless	35,558	33,670
Total operating revenues	96,009	96,776

Operating expenses:
Wireline (exclusive of depreciation and amortization)	46,337	43,270
Wireless (exclusive of depreciation and amortization)	18,473	20,121
Depreciation and amortization	20,885	16,463
Loss on disposal of assets, net	450	14
Total operating expenses	86,145	79,868

Operating income	9,864	16,908

Other income and expense:
Interest expense	(8,340)	(7,229)
Interest income	34	303
Other	(45)	(76)
Total other income and expense	(8,351)	(7,002)

Income before income tax	1,513	9,906

Income tax expense	(669)	(4,130)

Net income	$ 844	$ 5,776

Net income per share:
Basic	$ 0.02	$ 0.13
Diluted	$ 0.02	$ 0.13

Weighted average shares outstanding:
Basic	43,746	42,939
Diluted	44,527	44,308

Schedule 2

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, In Thousands Except Per Share Amounts)

	March 31,	December 31,
Assets	2009	2008

Current assets:
Cash and cash equivalents	$2,814	$1,326
Restricted cash	11,958	20,517
Accounts receivable-trade, net of allowance of $6,329 and $5,912	38,305	40,433
Materials and supplies	7,759	9,404
Prepayments and other current assets	7,489	6,515
Deferred income taxes	21,143	21,145
Total current assets	89,468	99,340

Property, plant and equipment	1,395,173	1,392,951
Less: accumulated depreciation and amortization	(908,339)	(891,899)
Property, plant and equipment, net	486,834	501,052

Non-current investments	1,005	1,005
Goodwill	8,850	8,850
Intangible assets	24,118	24,118
Debt issuance costs	7,914	8,554
Deferred income taxes	104,547	105,480
Deferred charges and other assets	494	452
Total assets	$723,230	$748,851

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Current portion of long-term obligations	$693	$666
Accounts payable, accrued and other current liabilities	60,890	74,028
Advance billings and customer deposits	10,080	10,399
Total current liabilities	71,663	85,093

Long-term obligations, net of current portion	534,912	538,975
Other deferred credits and long-term liabilities	97,652	98,693
Total liabilities	704,227	722,761

Commitments and contingencies

Stockholders' equity (deficit):
Common stock, $.01 par value; 145,000 authorized	442	437
Additional paid in capital	222,959	231,813
Accumulated deficit	(187,286)	(188,130)
Accumulated other comprehensive loss	(17,112)	(18,030)
Total stockholders' equity (deficit)	19,003	26,090

Total liabilities and stockholders' equity (deficit)	$723,230	$748,851

Schedule 3

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In Thousands)

	Three Months Ended
	March 31,
	2009	2008

Cash Flows from Operating Activities:
Net income	$844	$5,776
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	20,885	16,463
Loss on disposal of assets, net	450	14
Amortization of debt issuance costs and original issue discount	1,708	469
Stock-based compensation	1,401	1,581
Deferred income taxes	651	4,130
Other non-cash expenses	343	32
Changes in components of assets and liabilities:
Accounts receivable and other current assets	1,154	4,203
Materials and supplies	1,645	(1,558)
Accounts payable, accrued and other current liabilities	(975)	(2,687)
Deferred charges and other assets	(42)	(777)
Other deferred credits	(75)	(2,780)

Net cash provided by operating activities	27,989	24,866

Cash Flows from Investing Activities:
Investment in construction and capital expenditures	(6,808)	(23,005)
Change in unsettled construction and capital expenditures	(12,342)	(4,537)
Purchase of short-term investments	-	(9,025)
Proceeds from sale of short-term investments	-	8,125
Purchase of non-current investments	-	(3,625)
Placement of funds in restricted accounts	(19)	(13)
Release of funds from restricted accounts	8,578	-

Net cash used by investing activities	(10,591)	(32,080)

Cash Flows from Financing Activities:
Repayments of long-term debt	(13,163)	(367)
Proceeds from the issuance of long-term debt	8,000	-
Payment of cash dividend on common stock	(9,406)	(9,220)
Payment of withholding taxes on stock-based compensation	(1,342)	(2,143)
Proceeds from issuance of common stock	1	80

Net cash used by financing activities	(15,910)	(11,650)

Change in cash and cash equivalents	1,488	(18,864)

Cash and cash equivalents, beginning of period	1,326	35,208

Cash and cash equivalents, end of period	$2,814	$16,344

Supplemental Cash Flow Data:
Interest paid	$10,576	$7,031

Supplemental Noncash Transactions:
Property acquired under capital leases	$59	$58
Dividend declared, but not paid	$9,571	$9,318

Schedule 4

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF WIRELINE REVENUES
(Unaudited, In Thousands)

	Three Months Ended
	March 31,
	2009	2008

Retail	$22,951	$23,646
Wholesale	4,498	5,335
Access	21,181	26,304
Enterprise	11,821	7,821
	$60,451	$63,106

Schedule 5

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF EBITDA CALCULATION
(Unaudited, In Thousands)

	Three Months Ended
	March 31,
	2009	2008

Net cash provided by operating activities	$27,989	$24,866
Adjustments to reconcile net income to net cash (provided) used by operating activities:
Depreciation and amortization	(20,885)	(16,463)
Loss on disposal of assets, net	(450)	(14)
Amortization of debt issuance costs and original issue discount	(1,708)	(469)
Stock-based compensation	(1,401)	(1,581)
Deferred income taxes	(651)	(4,130)
Other non-cash expenses	(343)	(32)
Changes in components of assets and liabilities:
Accounts receivable and other current assets	(1,154)	(4,203)
Materials and supplies	(1,645)	1,558
Accounts payable and other current liabilities	975	2,687
Deferred charges and other assets	42	777
Other deferred credits	75	2,780
Net income	$844	$5,776
Add (subtract):
Interest expense	8,340	7,229
Interest income	(34)	(303)
Depreciation and amortization	20,885	16,463
Loss on disposal of assets, net	450	14
Income tax expense	669	4,130
Stock-based compensation	1,401	1,581
EBITDA	$32,555	$34,890

Note:	In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. The Company has disclosed its net income before interest, provisions for taxes, depreciation expense, gain or loss on asset purchases or disposals, amortization of intangibles and stock-based compensation expense (EBITDA) because the Company believes it is an important indicator as it provides information about our ability to service debt, pay dividends and fund capital expenditures. EBITDA is not a GAAP measure and should not be considered a substitute for net cash provided by operating activities and other measures of financial performance recorded in accordance with GAAP.

Schedule 6

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
ALLOCATION OF STOCK BASED COMPENSATION
(Unaudited, In Thousands)

	Three Months Ended			Three Months Ended
	March 31, 2009			March 31, 2008
	As reported on	Stock-Based		As reported on	Stock-Based
	Schedule 1	Compensation	Adjusted	Schedule 1	Compensation	Adjusted

Operating expenses:
Wireline (exclusive of depreciation and amortization)	$46,337	$(1,252)	$45,085	$43,270	$(1,404)	$41,866
Wireless (exclusive of depreciation and amortization)	18,473	(149)	18,324	20,121	(177)	19,944
Depreciation and amortization	20,885	-	20,885	16,463	-	16,463
Loss on disposal of assets, net	450	-	450	14	-	14
Total operating expenses	$86,145	$(1,401)	$84,744	$79,868	$(1,581)	$78,287

Note:	The balances reported on Schedule 1 - Consolidated Statements of Operations, include the company's adoption of SFAS 123(R) Share-Based Payment. This schedule shows the company's operating performance prior to that expense being recorded to allow analysis of the operating segments without these non-cash charges.

Schedule 7

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
INVESTMENT IN CONSTRUCTION AND CAPITAL
(Unaudited, In Thousands)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2009	2008

Investment in construction and capital	$6,808	$23,005

Capitalized interest	(2,156)	(295)

Investment in construction and capital, net of capitalized interest	$4,652	$22,710

Growth	645	15,053

Maintenance and other	4,007	7,657

Investment in construction and capital, net of capitalized interest	$4,652	$22,710

Schedule 8

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
KEY OPERATING STATISTICS
(Unaudited)

		March 31,	December 31,	March 31,
		2009	2008	2008
Wireline:

Retail
	Local	171,361	174,524	182,318
	Quarterly growth rate in retail local telephone access lines	-1.8%	-1.6%	-1.8%
	Average monthly revenue per subscriber for the quarter	$19.71	$19.68	$19.75

	Long Distance
	Long distance subscribers	62,967	64,252	65,089
	Average monthly retail revenue per subscriber for the quarter	$19.12	$19.54	$19.60

	Internet
	DSL subscribers	47,075	47,648	47,948
	Dial-up subscribers	6,238	6,741	8,378
		53,313	54,389	56,326

	Average monthly DSL & dial-up revenue per subscriber for the quarter	$33.83	$33.24	$30.36

Wholesale
	Resale access lines	8,013	8,081	10,641
	UNE lines	17,736	18,763	26,890
		25,749	26,844	37,531

	Quarterly growth rate in wholesale local access lines	-4.1%	-10.9%	-7.8%
	Average monthly revenue per subscriber for the quarter	$29.31	$29.03	$26.96

Wireless:

	Retail wireless subscribers (d)	143,264	147,793	144,627
	Average monthly churn for the quarter (a) (d)	2.4%	2.1%	2.0%
	Average monthly revenue per subscriber for the quarter (b) (c)	$62.89	$60.41	$61.12

	Resale wireless subscribers	334	346	358

	Total wireless subscribers (d)	143,598	148,211	145,320
	Average monthly churn for the quarter (a) (d)	2.4%	2.1%	2.4%
	Average monthly revenue per subscriber for the quarter (b)(c)	$63.08	$60.70	$61.12

(a)	Excludes disconnects that occur within the first 30 days of service that requires the return of customer equipment to ACS.

(b)	CETC added $13.32 to retail and $13.29 to total wireless ARPU in the first quarter of 2009. It also added $10.51 to retail and total wireless ARPU in the fourth quarter of 2008 and added $10.76 to retail and $10.77 to total wireless ARPU in the first quarter of 2008.

(c)	First quarter 2009 revenue excludes $1.4 million in out-of-period CETC revenue and the reversal of $0.3 million recognized in prior periods.

(d)	Prior period metrics have been adjusted reflecting changes disclosed in our April 21, 2009 press release.

CONTACT:
Alaska Communications Systems
ACS Investors:
David Wilson, 907-564-7556
investors@acsalaska.com